Exhibit 99

CACI Reports Record Second Quarter and First Half Results

Net Income up 44% for the Quarter to $20.5 Million

Operating Income up 59% for the Quarter to $36.9 Million

Revenue up 48% for the Quarter to $389.7 Million

Diluted Earnings Per Share up 40% to $0.67

          ARLINGTON, Va., Jan. 24 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its second fiscal quarter and first half ending December 31, 2004.  Net income for the second quarter of Fiscal Year 2005 (FY05) increased 44 percent, while revenue was up 48 percent compared to the second quarter of Fiscal Year 2004 (FY04). For the first six months of FY05, net income was up 48 percent, while revenue was up 56 percent versus a year ago.

          The increase in earnings and revenue in the quarter resulted from continuing growth in the systems integration, engineering services, and network services offerings of the company’s operations.  Internal revenue growth for the company in the quarter was 14 percent, and 18 percent for the trailing twelve months.  This growth is a result of CACI’s strategic focus on national security and intelligence, the global war against terrorism, and the reshaping of the way government agencies communicate, use and disseminate information, and deliver services to the citizens.

          Second Quarter Results Reflect Higher Operating Margin and Expansion of Current Work

          Net income for the second quarter of FY05 was $20.5 million, or $0.67 per diluted share, an increase of 44 percent over net income of $14.3 million, or $0.48 per diluted share, reported in the second quarter of FY04.  Revenue for the quarter was $389.7 million, an increase of 48 percent over second quarter FY04 revenue of $263.4 million.  Operating income in the quarter was $36.9 million, an increase of 59 percent over second quarter FY04 operating income of $23.2 million.  For the second quarter, the operating margin increased to 9.5 percent from 8.8 percent a year earlier.

          The operating margin increase was driven primarily by a favorable mix of business, operational efficiencies and acquisitions.  The growth of the company’s operations was driven primarily by the expansion of work on current contracts as a result of the continuing need of federal government customers for support in the areas of information technology and solutions.  Domestic operations continued to reflect the trend of increased demand for mission- critical support for intelligence community customers and for systems integration, engineering and logistics, and network services for the Department of Defense (DoD).

          Second Quarter Highlights
          The following highlights occurred during the second fiscal quarter:

*

Revenue from DoD customers increased 66 percent compared to the second  fiscal quarter of FY04 as a result of the acquisition of the AMS  Defense and Intelligence Group and the continuing demand from customers  such as strategic and tactical organizations in the military  intelligence community, the Army’s Communications-Electronics Command,  the Defense Information Systems Agency, the U.S. Navy and other  organizations within the DoD.

*	Awards in the quarter totaled approximately $235 million, and $812 million over the first six months of FY05.
*	Operating cash flow for the quarter was $9.6 million, and $30.6 million over the first six months of FY05.
*	Total debt was reduced by $25.9 million during the quarter, and by $44 million during the first half of FY05.

          Commentary
          Commenting on the results, Dr. J.P. London, CACI’s Chairman, President, and Chief Executive Officer, said, “CACI’s solid results in the second fiscal quarter continue to reflect our strategic focus on the key aspects of national security and intelligence, homeland security and law enforcement, and the transformation of government.  It is highly evident that our progress is being driven by deepening relationships with long-standing customers, by effectively integrating acquired talent and capabilities, and by winning new customers. This has produced our higher operating profit margin, which we believe we can continue to enhance going forward.  It has also resulted in another quarter of strong cash flow, allowing us to further reduce our debt.  We were able to accomplish all this by continuing to deliver value-added support and meeting the expanding, critical needs of our diverse government customer base.”

          Dr. London continued, “We believe we are well-positioned for the balance of our fiscal year.  We expect the operational pace we’ve experienced so far in FY05 to continue.  As we recently announced, two senior operational executives, Randy Fuerst and Keith Kellogg, have joined CACI to manage areas key to our future growth.  Randy Fuerst leads our network services area where we are providing mission-critical support and solutions to customers throughout the federal government.  Keith Kellogg will lead our mission- support area where we are providing specialized intelligence and information technology solutions to the DoD.  We believe that all of CACI will continue to grow through the support we provide to our government customers not only within the United States but also in supporting DoD international operations and the global challenges they face.  We expect to accomplish this through the ongoing implementation of our growth strategy of maintaining our base of business, growing by winning new work in key areas, and making accretive acquisitions.  Overall, we believe we are well positioned to continue to deliver and enhance shareholder value in the second half of our FY05.”

          First Six Months FY05 Results Reflect Operational Efficiencies and Ability to Successfully Integrate Large Acquisitions

          Net income for the first six months of FY05 was $40.3 million, or $1.33 per diluted share, an increase of 48 percent over net income of $27.2 million, or $0.91 per diluted share, reported in the first half of FY04.  Revenue for the first six months was $778.3 million, an increase of 56 percent over first half FY04 revenue of $499.1 million.  Operating income in the first six months of FY05 was $72.5 million, an increase of 66 percent over first half FY04 operating income of $43.7 million.  For the first half of FY05, the operating margin increased to 9.3 percent from 8.8 percent a year earlier.

          Revenue growth was driven by increased demand from federal government customers and acquisitions.  Net cash provided by operations for the first six months of FY05 was $30.6 million versus net cash used in operations of $12.9 million reported a year earlier.

          Company Increases Guidance
          The company also increased its guidance for its full year FY05, and issued initial guidance for its third and fourth fiscal quarters.  This guidance excludes any revenue or income from additional acquisitions that might be closed prior to the end of FY05.  The table below summarizes the guidance ranges for each of those periods and shows the change over the same periods in FY04:

(In millions except for earnings per share)	Q3 FY05	Change	Q4 FY05	Change	Total FY05	Change

Revenue	$395-$405	37%-40%	$402-$417	12%-16%	$1,575-$1,600	37%-40%
Net income	$20.5-$21.4	30%-36%	$21.1-$22.3	2%-8%	$81.8-$84.0	28%-32%
Diluted earnings per share	$0.67-$0.70	26%-32%	$0.68-$0.72	(1%)-4%	$2.68-$2.75	26%-29%
Diluted weighted average shares	30.7		30.9		30.5

          Our fourth quarter FY04 net income included higher than expected margins on one contract with fixed unit pricing, and higher than anticipated award fees which provided us with significant one-time benefits.  These benefits are not expected to occur again in the fourth quarter of FY05.

          Investors are reminded that actual results may differ from these estimates for the reasons described below.

          Conference Call Information
          The company has scheduled a conference call for 8:30 AM Eastern time Tuesday, January 25th, during which management will be making a brief presentation focusing on second quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Tuesday, January 25th, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI
          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics	Jody Brown
Vice President,	Executive Vice President,
Investor Relations	Public Relations
(703) 841-7835	(703) 841-7801
ddragics@caci.com	jbrown@caci.com

(Financial tables follow)

Summary Financial Tables

CACI International Inc
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Quarter Ended		Six Months Ended

	12/31/2004	12/31/2003	12/31/2004	12/31/2003

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$389,685	$263,351	$778,338	$499,096
Costs and Expenses
Direct costs	241,006	163,462	481,455	309,289
Indirect costs and selling expenses	104,072	72,548	208,389	138,064
Depreciation and amortization	7,699	4,165	15,997	8,002
Operating expenses	352,777	240,175	705,841	455,355
Operating income	36,908	23,176	72,497	43,741
Interest expense (income)	3,820	(71)	7,293	(419)
Income before income taxes	33,088	23,247	65,204	44,160
Income taxes	12,573	8,983	24,927	16,930
Net income	$20,515	$14,264	$40,277	$27,230
Basic earnings per share	$0.69	$0.49	$1.37	$0.94
Diluted earnings per share	$0.67	$0.48	$1.33	$0.91
Weighted average shares used in per share computations:
Basic	29,660	29,081	29,415	28,970
Diluted	30,585	29,968	30,321	29,844

Statement of Operations Margin Data

	Quarter Ended		Six Months Ended

	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Gross profit margin	38.2%	37.9%	38.1%	38.0%
Operating profit margin	9.5%	8.8%	9.3%	8.8%
Net profit margin	5.3%	5.4%	5.2%	5.5%

Summary Financial Tables (continued)

CACI International Inc
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	12/31/2004	6/30/2004

	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$53,812	$63,029
Marketable securities	—	515
Accounts receivable, net
Billed	324,258	320,041
Unbilled	25,950	28,326
Total accounts receivable, net	350,208	348,367
Other current assets	32,845	20,545
Total current assets	436,865	432,456
Property and equipment, net	24,335	25,489
Goodwill & intangible assets, net	648,103	651,475
Other	48,792	44,884
Total assets	$1,158,095	$1,154,304
LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$23,634	$20,829
Accounts payable	25,312	37,662
Accrued compensation & benefits	68,180	72,387
Other current liabilities	85,539	93,383
Total current liabilities	202,665	224,261
Notes payable, long-term	344,631	391,401
Postretirement obligations	26,273	22,095
Other long-term liabilities	17,886	18,275
Shareholders’ equity	566,640	498,272
Total liabilities & shareholders’ equity	$1,158,095	$1,154,304

Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Six Months Ended

	12/31/2004	12/31/2003

	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,277	$27,230
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	15,997	8,002
Amortization of deferred financing costs	672	—
Stock-based compensation expense	1,465	—
Benefit for deferred income taxes	(1,233)	(2,668)
Changes in operating assets and liabilities
Accounts receivable	(5,731)	(35,685)
Other current assets	(491)	(3,344)
Accounts payable and accrued expenses	(14,714)	(2,207)
Accrued compensation & benefits	(4,701)	(2,958)
Other current liabilities	(5,277)	(6,794)
Other liabilities	4,341	5,532
Net cash provided by (used in) operating activities	30,605	(12,892)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,055)	(3,001)
Purchases of businesses, net of cash acquired	(7,349)	(38,037)
Net sales of marketable securities	515	10,047
Other assets	289	(1,231)
Net cash used in investing activities	(10,600)	(32,222)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(43,950)	—
Proceeds from employee stock transactions	3,568	1,573
Proceeds from exercise of stock options	13,949	6,164
Purchase of common stock for treasury	(3,704)	(2,029)
Net cash (used in) provided by financing activities	(30,137)	5,708
Effect of exchange rates on cash and equivalents	915	1,246
Net decrease in cash and equivalents	(9,217)	(38,160)
Cash and equivalents, beginning of period	63,029	73,735
Cash and equivalents, end of period	$53,812	$35,575

Summary Financial Tables (Continued)

Revenue by Customer Type

	Quarter Ended

(dollars in thousands)	12/31/2004		12/31/2003		$ Change	% Change

Department of Defense	$284,625	73.0%	$171,953	65.3%	$112,672	65.5%
Federal Civilian Agencies	81,883	21.0%	75,118	28.5%	6,765	9.0%
Commercial	16,359	4.2%	12,681	4.8%	3,678	29.0%
State and Local Government	6,818	1.8%	3,599	1.4%	3,219	89.4%
Total	$389,685	100.0%	$263,351	100.0%	$126,334	48.0%

	Six Months Ended

(dollars in thousands)	12/31/2004		12/31/2003		$ Change	% Change

Department of Defense	$562,401	72.3%	$321,662	64.5%	$240,739	74.8%
Federal Civilian Agencies	172,200	22.1%	144,745	29.0%	27,455	19.0%
Commercial	32,322	4.1%	24,678	4.9%	7,644	31.0%
State and Local Government	11,415	1.5%	8,011	1.6%	3,404	42.5%
Total	$778,338	100.0%	$499,096	100.0%	$279,242	55.9%

SOURCE  CACI International Inc
            -0-                                                  01/24/2005
           /CONTACT:  For investor information contact: David Dragics, Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com, or for other information contact: Jody Brown, Executive Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com, both of CACI International Inc/
           /Web site:  http://www.caci.com/
           (CAI)